EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) dated April 1, 2024 is entered into by and between Amalgamated Financial Corp. (the “Company”) and Tyrone Graham (the “Executive”) (each a “Party” and together, the “Parties”). References to the Company in this Agreement also include Amalgamated Bank (the “Bank”) and all other subsidiaries of the Company and of the Bank.

RECITALS
WHEREAS, the Company desires to employ the Executive as Executive Vice President and Chief Human Resources Officer of Amalgamated Financial Corp. and of the Bank, and the Parties wish to establish the terms of such employment effective April 1, 2024, or such earlier date as to which the Parties may mutually agree (the “Effective Date”).

AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and conditions herein set forth, the Parties agree as follows:
1.Employment and Acceptance. The Company shall agree to continue to employ the Executive, and the Executive accepts such continued employment, subject to the terms of this Agreement. By executing this Agreement, Executive acknowledges and agrees that he is an “at-will” employee, and accordingly that his employment may be terminated at any time, with or without cause, and with or without reason (subject to the termination provisions of Section 5 below).
2.Term. Subject to earlier termination pursuant to Section 5 of this Agreement, the term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue for thirty-six (36) full calendar months thereafter (the “Term,” which shall include any periods covered by renewals hereunder). Commencing on January 1, 2025, and continuing on January 1 of each year thereafter (the “Anniversary Date”), this Agreement shall renew for an additional twelve months such that the remaining term shall be thirty-six months (36) months, unless written notice of nonrenewal is provided to Executive at least ninety (90) days prior to any such Anniversary Date, and such end date, as it may prior thereto be extended by mutual written agreement of the Parties, being the “Term Date”. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the Term Date, or, if earlier, on the date the Executive’s employment terminates in accordance with Section 5 below.
3.Title and Duties.
3.1Title. The Executive shall serve in the capacity of Executive Vice President and Chief Human Resources Officer of Amalgamated Financial Corp. and of the Bank and shall report directly to the President and Chief Executive Officer of Amalgamated Financial Corp. and of the Bank (the “CEO”). The Executive shall be classified as an employee exempt from overtime pay pursuant to the executive exemption under federal and state overtime laws.

3.1Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by the Chief Human Resources Officer of a commercial bank and shall have such other powers and duties as may from time to time be prescribed by the CEO, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. Without limiting the generality of the foregoing, Executive shall have such duties and responsibilities as usually appertain to the CHRO position, as well as those as shall be assigned by the Chief Executive Officer or by the Board of Directors, in accordance with Executive’s accountability statement. The Executive agrees that during the Term he shall devote his entire working time to the performance of his duties under this Agreement and shall not work for anyone else; provided, however, that the Company acknowledges that the Executive may serve on such corporate, civic or charitable boards or committees as have been or in the future are disclosed to, and not objected to by, the CEO, such approval not to be unreasonably withheld, and manage the Executive’s personal investments, so long as any such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties hereunder.
3.2Location. The Executive’s principal place of work shall be at the Company’s principal office located in New York, New York, subject to reasonable travel requirements on behalf of the Company.
4.Compensation and Benefits.
4.1Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) initially at an annual rate equal to U.S. $346,000, to be paid in accordance with the Company’s payroll practice for all employees, which payroll practices the Company reserves the right to modify at any time. During the Term, the Company may, at the discretion of the Board, at any time and from time to time prospectively (i) increase the Executive’s Base Salary, or (ii) decrease the Executive’s Base Salary as part of an across-the-board percentage reduction, provided such reduction shall be pari passu with the CEO.
4.2Bonuses and Incentive Compensation. During the Term, subject to Section
7.15 of this Agreement, the Executive shall be eligible for incentive compensation to be paid to him by the Company as follows:
(a)The Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each fiscal year of the Company during the Term, targeted at forty percent (40%) of Base Salary (as determined on July 1 of each fiscal year in accordance with Section 4.1) (the “Annual Bonus Target”), based on the achievement of multiple specific annual quantitative and qualitative performance metrics established by the CEO, in consultation with the Executive, for such fiscal year, and subject to the terms and conditions of the Company’s annual incentive plan, as it may be amended from time to time.
(b)The Executive also shall be entitled to incentive compensation pursuant to the Company’s equity incentive plans (each an “Equity Plan”) adopted by the Board of Directors of Amalgamated Financial Corp. (the “Board”) for each fiscal year of the Term. The aggregate potential value of any annual Equity Plan awards granted to the Executive shall be an amount equal to forty percent (40%) of Base Salary in effect at the commencement of the applicable fiscal year (the “Target Grant”). However, at the discretion of the Compensation Committee, the Target Grant for any fiscal year may be increased. Notwithstanding anything to the contrary set forth herein, the Executive’s participation in any such Equity Plan shall be governed by the terms of such plan, specifically including its vesting and exercise provisions, provided that such terms of the Executive’s awards shall be not less favorable to his than those granted at such time to the Company’s other executive officers.

a.On the Effective Date, the Executive shall be eligible to, and subject to the terms and conditions herein, shall receive a Long Term Incentive Award (50% RSU and 50% PSU shares) in the form attached hereto as Exhibit A, with respect to shares of the Company’s common stock that have a value on the Effective Date equal to U.S. $150,000 (based upon the closing price on the immediately preceding day).
4.1Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in all of the applicable employee benefit plans and perquisite programs of the Company generally made available to other senior executives of Amalgamated Financial Corp., on the same terms as such other senior executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other active senior executives of the Company.
4.2Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement, in accordance with the policies of the Company as in effect from time to time, and subject to the Company’s requirements with respect to reporting and documentation of such expenses.
5.Termination of Employment.
5.1Termination upon the Term Date by Executive’s Non-Renewal, By the Company for Cause, by the Executive without Good Reason, or Due to Executive’s Death or Disability. If the Executive’s employment terminates upon the Term Date, as applicable, due to the Executive’s election of non-renewal or if during the Term: (i) the Company terminates the Executive’s employment with the Company for Cause upon written notice; (ii) the Executive terminates employment without Good Reason; (iii) the Company terminates the Executive’s employment with the Company by reason of the Executive’s Disability upon written notice, or (iv) the Executive’s employment terminates upon the Executive’s death, the Executive (or following the Executive’s death, his estate) shall be entitled to receive the following:
5.1.1.the Executive’s accrued but unpaid Base Salary through the date of termination and any employee benefits, including accrued but unused vacation pay, that the Executive is entitled to receive pursuant to the employee benefit plans of the Company (other than any severance plans) in accordance with the terms of such employee benefit plans; and

5.1.1.expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination (the items under Sections 5.1(a) and 5.1(b) collectively, the “Accrued Benefits”).
5.1.2.The Executive may only terminate his employment without Good Reason by providing ninety (90) days’ advance written notice (which notice period the Company may shorten in its sole discretion and which shall not be deemed a termination without Cause).
5.1.3.As used in this Agreement, the following terms shall have the meanings set forth below:
5.1.3.1.“Cause” means, (A) the Executive’s conviction of a felony or any crime involving dishonesty or theft; (B) the Executive’s conduct in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (C) the Executive’s misconduct; (D) the Executive’s contravention of specific lawful directions of the Board related to a material duty or responsibility; (E) the Executive’s material breach of the Executive’s obligations under this Agreement; (F) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company; or
(G) the Executive’s failure to comply with a material policy of the Company, including, but not limited to, any policies prohibiting harassment or discrimination and any Code of Business Conduct and Ethics, as in effect from time to time; provided, that the Company shall have ninety
(90) days from the occurrence of the event that constitutes Cause to provide notice to the Executive that the Company intends to terminate the Executive’s employment for Cause. In the event the Company determines facts exist to justify a Cause termination, the Executive shall be given at least fifteen (15) days’ notice of such determination and a written explanation of the facts used by the Board to justify Cause. The Executive shall then be given ten (10) days to cure same, if there is a reasonably feasible way to cure, to the reasonable determination of the Board prior to any termination.
5.1.3.1.“Change in Control” means the occurrence of any one or more of the following events:
5.1.3.1.1.the consummation of a transaction, or a series of
related transactions undertaken with a common purpose, in which any individual, entity or group (a “Person”), acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock; or
5.1.3.1.1.a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of the Company’s assets having a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of the Company. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Agreement, a Change In Control will not include (1) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least fifty percent (50%) of the outstanding voting securities of the successor Company immediately after the transaction; (2) any transaction or series of transactions approved by the Board principally for bona fide equity financing purposes in which cash is received by the Company or any successor thereto or indebtedness of the Company is cancelled or converted or a combination thereof; (3) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned Subsidiary; or (4) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction.

Notwithstanding the foregoing, a “Change in Control” will only be deemed to occur if the consummation of the corporate transaction meets the requirements of Treas. Reg. Section 1.409A-3(a)(5).
5.1.3.1.“Disability” means that, as a result of a permanent physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job, with or without reasonable accommodation, for (a) 60 consecutive days or (b) a period of 150 days in any 12-month period. The Company shall make its determination in a reasonable manner and shall take into consideration the opinion of Executive’s personal physician, if reasonably available, and any other physician deemed appropriate by the Company, but such determination by the Company shall be final and binding on the parties hereto. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers’ compensation, disability, and family and medical leave laws.
5.1.3.2.“Good Reason” means, without the Executive’s written consent:
(A) a reduction in the Executive’s Base Salary; (B) subject to Section 5.3 of this Agreement, a substantial diminution in the Executive’s title, duties or responsibilities; (C) the Company’s breach of any material covenant or obligation under this Agreement; or (D) relocation of the Executive’s principal work location to a location outside of New York county; provided that the Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason, to the extent curable; provided, further, that the Executive delivered such written notice within 90 days after the first occurrence of the action alleged to be Good Reason; and provided, further, that, if the Company has not cured the deficiency before expiration of such 30-day period, Executive shall have resigned within ninety
(90) days thereafter.
5.1By the Company Without Cause, by the Company’s Non-renewal of the Term, or by the Executive with Good Reason. If at any time during the Term, the Company terminates the Executive’s employment without Cause other than due to Disability, the Executive’s employment terminates on the Term Date due to the Company non-renewal of the then-current Term, or the Executive terminates his employment upon notice (except as described in the definition of Good Reason) with Good Reason, other than following the occurrence of an event that could reasonably be expected to result in a termination of his employment by the Company for Cause, the Executive shall be entitled to receive:
5.1.1.the Accrued Benefits; and

5.1.1.beginning on the 60th day after such termination of employment, but only if the Executive has executed and not revoked within the revocation period a valid release agreement in a form reasonably acceptable to the Company (but which shall not release any right to indemnification nor impose any further restrictive covenants), a severance payment in an amount equal to the sum of (i) twelve (12) months of the Executive’s Base Salary in effect on the date of such termination, (ii) an amount equal to the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, and (iii) an amount equal to the Annual Target Bonus in effect for the fiscal year in which Executive’s employment terminates, pro-rated based on the portion of such fiscal year prior to his termination date during which the Executive was employed, which sum shall be payable in equal monthly installments for a period of twelve (12) months; provided that, if (A) such termination occurs within twelve (12) months following a Change in Control or (B) the Company terminates the Executive’s employment without Cause other than due to Disability within ninety (90) days’ prior to a Change in Control and the Executive reasonably demonstrates that such termination was at the request of the eventual acquirer in connection with such Change in Control, such severance payment shall be in an amount equal to the sum of (i) twenty-one (21) months of the Executive’s Base Salary in effect on the date of such termination, and (ii) an amount equal to one hundred seventy-five percent (175%) of the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of twenty-one (21) months. If not yet paid, Executive will also receive in full any prior year’s Annual Bonus not yet paid as of the termination date, payable on the normal payment date provided under the plan and paid entirely in cash. Payments that would otherwise have been owed to the Executive prior to the 60th day after termination of employment shall be made to the Executive on the 60th day after such termination of employment.
5.1.2.In addition, if the Executive satisfies the release condition set forth in the preceding paragraph, then from the date of his termination of employment until twelve (12) months following the end of the month in which such termination occurs, the Company shall pay the premiums for any “COBRA” continuation health coverage for which the Executive is eligible during such 12-month period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision); provided, however, COBRA payments that would otherwise have been paid on behalf of the Executive prior to the 60th day after termination of employment shall be paid by the Executive and reimbursed by the Company to the Executive on the 60th day after such termination of employment.
5.2Duties prior to Termination. Following a notice of termination of the Executive’s employment hereunder from either Party and prior to the applicable date of termination, the Company may (a) require the Executive to continue to perform the Executive’s duties hereunder on the Company’s behalf, (b) limit or impose reasonable restrictions on the Executive’s activities as it deems necessary, or (c) modify the Executive’s authorities, responsibilities and/or duties (including as provided in Section 3.2 of this Agreement) without such action constituting a violation of this Agreement or Good Reason.
5.3Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing and except for those Accrued Benefits or severance obligations owed under Section 5.1 or 5.2 above, in connection with any termination due to non-renewal, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall only occur if mutually agreed to by the Parties in writing, in which event his employment shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at-will by either the Executive or the Company; provided that any provisions of this Agreement that contemplate performance following the expiration of the Term shall survive not only any termination of this Agreement but also the termination of the Executive’s employment hereunder, including, without limitation, Sections 6, 7 and 8.12 of this Agreement.
5.1Removal from Boards and Positions. If Executive’s employment terminates for any reason, the Executive shall be deemed to resign (a) if a member, from the Board or boards of directors to which he has been appointed or nominated by or on behalf of the Company and (b) from any position with the Company and its subsidiaries and affiliates or any fiduciary positions that he holds as a result thereof.
5.2Remedies. The rights and remedies set forth in this Section 5 are Executive’s sole rights and remedies in the event of the termination of his employment, except for any rights and remedies that are not waivable.
6.Restrictions and Obligations of the Executive.
6.1Confidentiality.
6.1.1.During the course of the Executive’s employment by the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the

Executive or representatives of the Executive in violation of this Agreement). During the period the Executive is employed by the Company and at any time thereafter, the Executive shall not disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the

Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party with any Protected Party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of any of the Protected Parties or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that, to the extent permitted by law, the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by any Protected Party (coordinated in all events through the Company) to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public without his violation of this Section 6.1(a), or (v) to the Executive’s spouse, attorney, and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person other than the exceptions set forth in (i)-(iv) above shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. For the sake of clarity, the Executive may retain documentation concerning his employment terms and compensation without violation of any section herein.
6.1.1.All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of any of the Protected Parties, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Protected Parties.
6.1.2.It is understood that while employed by the Company, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist any Protected Party during the period of the Executive’s employment by the Company and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
6.1.3.The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of applicable federal, state or local law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
6.1.1.This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that
(i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.1Cooperation. During the period the Executive is employed by the Company and thereafter, the Executive shall cooperate with any investigation or inquiry by the Company or any governmental or regulatory agency or body that relates to the operations of a Protected Party during the period of the Executive’s employment by the Company; provided that any such cooperation shall take into account the Executive’s then current business and other obligations. Employee shall be reimbursed all out of pocket reasonable costs incurred by way of any such cooperation.
6.2Non-Solicitation or Hire. During the period the Executive is employed by the Company and for a period following the termination of the Executive’s employment for any reason equal to the longer of either (a) one (1) year following the Executive’s termination of employment and (b) the applicable period during which the severance payments are scheduled to be paid pursuant to Section 5.2(b) (such longer period, the “Restricted Period”), the Executive shall not (i) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of a Protected Party, who was a customer of a Protected Party at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who was a prospective customer that has been identified and targeted by a Protected Party immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from a Protected Party on the date the Executive’s employment terminates, or (y) any supplier or prospective supplier to a Protected Party as of the date the Executive’s employment terminates to terminate, reduce or alter negatively its relationship with the Protected Party or in any manner interfere with any agreement or contract between the Protected Party and such supplier, or (ii) directly or indirectly solicit or induce any current employee of a Protected Party or any person who was an employee of a Protected Party during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with a Protected Party in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity.
6.3Non-Competition. During the Restricted Period, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of a Protected Party, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise engage in the business of providing financial products or services to Taft-Hartley employee benefit plans, labor unions, employee benefit plans associated with labor unions in any manner, or other entities associated or affiliated with labor unions (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from (a) owning for passive investment purposes not intended to circumvent this Agreement, less than three percent (3%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership) or (b) being employed by or otherwise associated with (including as a director) an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), including in a position to which employees of the Competing Division report, directly or indirectly, provided that the Executive has no direct responsibilities with such Competing Division other than having general responsibility for the operation of such Competing Division. For the avoidance of doubt, the Executive may be an officer of a bank or investment advisor or a union or related organization that engages in the Business, provided that the Executive is not directly employed in, or working in, the Competing Division.
6.1Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company (prior to or during the Term) are the sole property of the Company or its subsidiaries or affiliates (“Company Property”). During the period the Executive is employed by the Company, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or any of its subsidiaries or affiliates, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.
6.2Non-disparagement. The Executive agrees that he shall not, during the period the Executive is employed by the Company and at any time thereafter, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company and its directors, officers, shareholders, employees, agents, attorneys, successors and assigns and the Company agrees that during the period the Executive is employed by the Company and at any time thereafter, it shall not, and it shall use its reasonable efforts to cause its directors and officers not to, publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive; provided, however, that nothing contained in this Section 6.6 shall preclude either Party from providing truthful testimony in connection with a valid subpoena, court order, regulatory request, other legal proceeding, or as may be required by law. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality of the individual or entity being disparaged.
6.3Reasonableness of Covenants. The Parties agree that the duration and area for which the covenants set forth in this Section 6 apply are reasonable. In the event that any arbitrator or court of competent jurisdiction determines that the time period or the area or both are unreasonable and any such covenant is to that extent unenforceable, the Company and the Executive agree that such covenant shall be modified to remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.
6.1Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 or the Company’s breach or threatened breach of the restrictions set forth in Section 6.6 shall result in irreparable and continuing damage to the Protected Parties or the Executive for which there may be no adequate remedy at law and that the Protected Parties or the Executive shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Parties hereby consent to the grant of an injunction (temporary or otherwise) against the other Party or the entry of any other court order against the other party prohibiting and enjoining him or it from violating, or directing him or it to comply with any provision of Section 6. The Parties also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties or the Executive for such breaches or threatened or attempted breaches.
7.Other Provisions.
7.1Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:
7.1.1.If the Company, to:
Amalgamated Bank 275 Seventh Avenue
New York, New York 10001 Attention: Chairman of the Board Telephone: (212) 255-6200
Fax: (212) 895-4428
With a copy to:
Amalgamated Financial Corp. 275 Seventh Avenue
New York, New York 10001 Attention: General Counsel Telephone: (212) 895 4431
7.1.1.If the Executive, to the Executive’s home address reflected in the
Company’s records.

7.1Entire Agreement. This Agreement, together with the other agreements referenced herein, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof.
7.2Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that (a) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereunder, (b) it has taken all corporate action necessary to authorize the execution and performance of this Agreement, (c) it has obtained all required regulatory or other consents as may be necessary or appropriate to permit it to enter into this Agreement and (d) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution, and delivery of this Agreement by the Executive, is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
7.3Waiver and Amendments. This Agreement may be modified, amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
7.4Governing Law, Dispute Resolution and Venue.
7.4.1.This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

7.4.2.Any controversy or claim arising out of or relating to this Agreement or the breach hereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court, the Court of Appeals for the Second Circuit and the U.S. District Court for the Southern District of New York in deciding the merits of claims and defenses under federal law (including without limitation any federal antidiscrimination law). The Company and the Executive specifically agree that the arbitrator may award injunctive relief. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties covenant that they shall participate in the arbitration in good faith. Each party to any arbitration proceeding shall bear its or his own costs and expenses in connection therewith, except as permitted by law or otherwise ordered by the arbitrator in such proceeding. Notwithstanding the foregoing, this Section 7.5 shall not preclude any party hereto from pursuing a court action pursuant to Section 6 or otherwise for the sole purpose of obtaining a temporary restraining order or a preliminary injunction.
7.1Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign this Agreement to any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.
7.2Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
7.3Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
7.4Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

7.5Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.
7.6Tax Advice. Executive acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisors as to tax and related matters concerning the compensation to be received under this Agreement.
7.7Indemnification and Insurance. The Executive shall be indemnified in accordance with the Company’s certificate of incorporation, by-laws, and policies and to the fullest extent permitted by, and in accordance with, applicable law. The Company agrees that it shall promptly move to ensure that the Executive is insured under the Company’s Directors’ and

Officers’ liability insurance policy (including Side A coverage). Subject to the requirements of applicable law, the Company shall indemnify the Executive on a current basis and to the extent the Company acquires insurance to cover all or part of the Company’s indemnification obligations, the Company shall ensure that amounts paid in respect of such insurance are paid on a current basis.
7.1Section 409A. This Agreement is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted and administered in compliance therewith. Any term used in this Agreement which is defined in Code Section 409A or the regulations promulgated thereunder (the “Regulations”) shall have the meaning set forth therein unless otherwise specifically defined herein. For purposes of determining the timing of payment of any obligations to pay nonqualified deferred compensation (within the meaning of Code Section 409A) under this Agreement that arise in connection with the Executive’s “termination of employment,” “termination” or other similar references, references to termination of employment or similar references shall mean a “separation from service” within the meaning of §1.409A-l(h) of the Regulations. Notwithstanding any other provision of this Agreement, if at the time of such “separation from service”, the Executive is a “specified employee,” as defined in Code Section 409A or the Regulations, and any payments upon such termination under this Agreement hereof shall result in additional tax or interest to the Executive under Code Section 409A, Executive shall not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason or, if earlier, the date of the Executive’s death. Each amount to be paid or benefit to be provided to the Executive under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. If any expense reimbursement payable to the Executive under this Agreement is determined to be “nonqualified deferred compensation” within the meaning of Code Section 409A, including, without limitation any reimbursement under Section 4.4, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December

31 of the year following the year during which such expense was incurred. Any offset, recoupment or clawback provided by Section
7.2or 7.15, or otherwise permitted in this Agreement, shall be applied to the maximum extent possible to comply with Code Section 409A. In addition, if the Parties become aware that any provision of this Agreement could reasonably be expected to subject the Executive to any additional tax or interest under Code Section 409A, then the Company and the Executive agree to act in good faith to reform such provision; provided that any such reform shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest, and (y) not incur any additional compensation expense as a result of such reformation. Notwithstanding the foregoing, the Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state or local statute or regulation.
7.1Golden Parachute Provisions.
(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit to the Executive under this Agreement or otherwise would be a “golden parachute payment” or “indemnification payment” within the meaning of Section 18(k) of the Federal Deposit Insurance Act, such payment or benefit shall not be made unless permitted under applicable law. The Company shall use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible.
a.In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the Executive (the “Aggregate Benefits”), would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s Aggregate Benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of Aggregate Benefits, notwithstanding that all or some portion of such Aggregate Benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by an independent certified public accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this paragraph. To the extent any reduction in Aggregate Benefits is required by this paragraph, Aggregate Benefits shall be reduced or eliminated in reverse order of time of payment (that is, Aggregate Benefits payable later shall be reduced or eliminated before any reduction or elimination of Aggregate Benefits payable sooner), Aggregate Benefits payable at the same time shall be reduced or eliminated in accordance with the Executive’s instructions provided the Company has no reasonable objection thereto, and all reductions or eliminations shall be based on the value of the Aggregate Benefits established for purposes of the determination required under this paragraph. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
b.The provisions of this Agreement are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Agreement in the event of a conflict between Applicable Law and this Agreement. Notwithstanding anything herein to the contrary, no payment or benefit shall be paid or provided to the Executive or be vested or accrued if any such payment or benefit, vesting or accrual would violate Applicable Law and, to the extent any such payment or benefit that has been paid, provided, vested or accrued is determined to be in violation of Applicable Law, any such payment or benefit shall be subject to recoupment or cancellation. In the event of any such violation, the Executive and the Company shall cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner that preserves to the greatest extent possible the intent and purposes of this Amendment. “Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Company or the Executive are a party or by which the Company or the Executive are bound, in each case whether or not having the force of law, and all orders, decisions, judgments, and decrees of all courts or arbitrators in proceedings or actions to which the Company or the Executive are a party or by which the Company or the Executive are bound. “Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services, and any board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
7.1Claw-Back and Forfeiture. This Agreement and any Annual Bonus, Equity Plan or other incentive or performance-based compensation paid or payable to the Executive pursuant to this Agreement or under any other plan or arrangement adopted by the Company (collectively, “Incentive Compensation”) shall be subject in all respects to the Company’s Policy on Sound Executive Compensation and any other compensation claw-back or forfeiture policy implemented by the Company from time to time and applicable to all officers of the Company on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, and any revisions or amendments to any of the foregoing policies adopted by the Company from time to time and applicable to all officers of the Company on the same terms and conditions (collectively, the “Claw-Back Policy”). The Executive acknowledges and agrees that, if the Company is permitted to and does affirmatively effect a claw-back or forfeiture of Incentive Compensation pursuant to the Claw-Back Policy, the Company shall be entitled to recover or retain any Incentive Compensation paid or payable to the Executive in accordance with the terms and conditions of the Claw-Back Policy.
7.2Execution. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
7.3Legal Representation and Independent Review. Executive acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Executive to do so – and that Executive has fully exercised that opportunity to the extent he desired. Executive acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Executive warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.
IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE: Tyrone Graham, an individual	COMPANY: AMALGAMATED FINANCIAL CORP By: Name: Priscilla Brown Title : President and CEO